EXHIBIT 16.1

January 30, 2003

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Zimmerman Sign Company. Under the date of May 15, 2002, except as to note 12 which is as of June 26, 2002, we reported on the consolidated financial statements of Zimmerman Sign Company as of December 31, 2001 and for the six-month period then ended (including the June 30, 2001 consolidated balance sheet) and under the date of February 9, 2001, except as to note 4, which is as of April 13, 2001, we reported on the consolidated financial statements of Zimmerman Sign Company as of and for the year ended December 31, 2000. On January 9, 2003, our appointment as principal accountants was terminated. We have read Zimmerman Sign Company’s statements included under Item 4 of its Form 8-K, dated January 16, 2003, and its Form 8-K/A, dated January 30, 2003, which supercedes the statements included under Item 4 of its Form 8-K in their entirety, and we agree with such statements except that we are not in a position to agree or disagree with Zimmerman Sign Company’s statement that the decision to change accountants was approved by the Board of Directors, and we are not in a position to agree or disagree with Zimmerman Sign Company’s statements regarding its internal controls in the fifth paragraph under such Item.

Very truly yours,

/s/ KPMG, LLP